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Exhibit 5.1

Opinion and Consent of Patton Boggs LLP

June 25, 2008

Wentworth Energy, Inc.
112 E. Oak Street, Suite 200
Palestine, Texas 75801

Ladies and Gentlemen:

        We have acted as counsel for Wentworth Energy, Inc., an Oklahoma corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 21, 2007 (File No. 333-148230) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), concerning registration of the transfer of up to 8,832,302 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), by certain stockholders of the Company (the "Selling Stockholders"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any other matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

        We have examined the Certificate of Incorporation, as amended, and the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law, as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

        Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the 8,832,302 shares of the Company's Common Stock underlying the Senior Secured Convertible notes and being registered in the Registration Statement for transfer by the Selling Stockholders, when issued upon conversion of the convertible notes in accordance with the terms thereof, will be validly issued and will constitute fully paid and non-assessable shares of the Company's Common Stock.

        We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

        This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very truly yours,
/s/ Patton Boggs LLP

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  Exhibit 5.1